JERRY SHORE
Executive Vice President and
Chief Financial Officer
Fred’s, Inc.
4300 New Getwell Road
Memphis, TN 38118
Direct Dial: (901) 238-2217
Direct Fax: (901) 365-6815
E-Mail Address: jshore@fredsinc.com
February 11, 2009
Mr. Robert Babula
Staff Accountant
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:	Fred’s, Inc.
Form 10-K for the Fiscal Year Ended February 2, 2008
Filed April 17, 2008
Definitive Proxy Statement on Schedule 14A
Filed May 27, 2008
Current Reports on Form 8-K
Filed on October 10, 2008 and December 23, 2008

File No. 1-14565
Ladies and Gentlemen:
Pursuant to my discussion with Mr. Robert Babula last week, Fred’s, Inc. (the “Company”) hereby requests an additional ten (10) business days in which to respond to the comments received from the Staff of the Securities and Exchange Commission by letter dated January 29, 2009. Please do not hesitate to contact the undersigned if you have any questions or comments relating to this correspondence.

Very truly yours,
Fred’s, Inc. Registrant
/s/ Jerry A. Shore
Jerry A. Shore
Executive Vice President and Chief Financial Officer